EXHIBIT 99.2

LIMITED POWER OF ATTORNEY

VENTURE LENDING & LEASING VII, INC.

The undersigned hereby constitutes and appoints Nicholas Milano, of Perkins Coie LLP, 700 13th Street N.W. Washington, D.C. 20005, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for it and in its name, place, and stead, in any and all capacities, to sign and file one or more of Schedule 13D and/or Schedule 13G, and any amendments thereto, as required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, with respect to the reporting on the undersigned’s beneficial ownership of securities of Venture Lending & Leasing VII, Inc. (the “Fund”), granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute of him, may lawfully do or cause to be done by virtue hereof.

In witness, by signing this instrument I affirm all that is written above.

Dated: January 7, 2013

/s/ Maurice C. Werdegar
Venture Lending & Leasing VII, LLC
By:  Maurice C. Werdegar
Title:  President and Chief Executive Officer

Signed in the presence of:

/s/ Angela Wiefferd
Witness

/s/ D. Hernandez
Witness

Subscribed and sworn to before me on January 7, 2013.

/s/ Lynda Colletta
Notary Public, State of California, County of San Mateo
My commission expires October 1, 2015.